Exhibit 10.21

Framework for Awards of Relative ROIC-based Performance Shares

The following is the framework adopted by the Human Resources Committee (the “Committee”) of the Board of Directors of Oshkosh Corporation (the “Company”) for approving Awards of ROIC-based Performance Shares under the Oshkosh Corporation 2024 Incentive Stock and Awards Plan (the “Plan”) (capitalized terms used but not defined herein are used as defined in the Plan):

1.
Participants; Performance Shares. As to each specific Award of Performance Shares, the Committee shall approve a list of Participants who will receive a number of Performance Shares calculated for each Participant in the manner approved by the Committee.
2.
Award Calculation Schedule. The Committee will approve a schedule as to each specific Award of Performance Shares that will set forth different percentiles representing the extent to which the Performance Goal applicable to the Award is achieved and a corresponding percentage of Award shares earned at each percentile with interpolation between such percentiles on a straight-line basis. Each Performance Share represents the right to receive a number of Shares equal to the percentage of Award shares earned as reflected on such schedule (or such interpolated amount) based upon the extent to which the Performance Goal is achieved as reflected on such schedule, rounded up to the next whole Share.
3.
Performance Goal. The Performance Goal applicable to the Awards is return on invested capital, which equals the total ROIC Net Income (as defined below) for each of the eleven or twelve calendar quarters (as designated by the Committee as to each specific Award of Performance Shares) ended September 30 of the fiscal year that is the last year of the Performance Period (as defined below) divided by the sum of total debt plus shareholders' equity as of the last day of the same calendar quarters and the immediately preceding calendar quarter (“ROIC”), for the Company, on the one hand, and for the group of comparator companies reflected on a schedule to be approved by the Committee as to each specific Award of Performance Shares at the time of the Awards (omitting for this purpose any company for which public financial information is not filed with the SEC through the Performance Period) (the “Benchmark Companies”), on the other hand, for a performance period of approximately three years to be designated by the Committee as to each specific Award of Performance Shares (the “Performance Period”).
a.
“ROIC Net Income” shall mean net income before extraordinary items, nonrecurring gains and losses, discontinued operations and accounting changes plus the after tax cost of interest expense, all as reflected in publicly-filed financial statements.
b.
The extent to which the Performance Goal is achieved will be determined by computing ROIC for each of the Benchmark Companies, ordering the Benchmark Companies from lowest to highest based upon their respective ROIC and determining how ROIC for the Company compares on a percentile basis. For this purpose, ROIC for the Company will equal or exceed a percentile only if it equals or exceeds the lowest ROIC for a Benchmark Company that falls at or above the percentile. How ROIC for the Shares compares on a percentile basis will then be applied to the award calculation schedule that the Committee approved to determine the number of Shares earned. Determinations will be made in a manner acceptable to the Committee. The Company will deliver the Shares earned to the Participant promptly after the determination of the number of Shares earned, but in no event later than March 15 of the calendar year following the last day of the Performance Period.
4.
Termination of Employment; Change in Control.
a.
If the employment of a Participant terminates due to Retirement, death or Disability after the completion of one complete calendar quarter of the Performance Period and prior to the end of the

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Performance Period and such termination occurs prior to a Change in Control, then the Participant will receive a number of Shares in respect of the Award equal to the product of (i) the number of Shares the Participant would have received had the Performance Period ended on the last day of the calendar quarter immediately preceding the date of termination, calculated as provided below, multiplied by (ii) a fraction the numerator of which is the number of days elapsed in the original Performance Period prior to such termination and the denominator of which is the number of days in the full Performance Period. Such amount will be calculated and paid as promptly as practicable following the date of termination, recognizing that there is a delay arising from the fact that the calculation depends upon the availability of publicly-filed financial information regarding the Benchmark Companies, but in no event later than March 15 of the calendar year following the year in which the date of termination occurs. The number of Shares the Participant would have received had the Performance Period ended on the last day of the calendar quarter immediately preceding the date of termination (the “Last Day”) shall be determined in accordance with 3.b. based upon the total ROIC Net Income for each of the calendar quarters in the Performance Period that end prior to or on the Last Day divided by the sum of total debt plus shareholders' equity as of the last day of the same calendar quarters and the immediately preceding calendar quarter for the Company, on the one hand, and for the Benchmark Companies, on the other hand.
b.
The Participant will forfeit any rights under the Award in each of the following cases: (i) if the employment of a Participant terminates at any time prior to the commencement of the Performance Period; (ii) if the employment of a Participant terminates for reasons other than Retirement, death or Disability prior to the end of the Performance Period and such termination occurs prior to a Change in Control; or (iii) if the employment of a Participant terminates due to Retirement, death or Disability during the first calendar quarter of the Performance Period and such termination occurs prior to a Change in Control.
c.
In the event of a Change in Control prior to the end of the Performance Period (and prior to a termination to which 4.a or 4.b applies), a Participant will receive a payment in cash in respect of a number of Shares equal to the number of Performance Shares awarded to the Participant in the Award assuming the Performance Goal applicable to the Award had been achieved at the target level specified for such Award (the level at which 100% of the awarded Shares would be earned). The amount of cash earned will be equal to the product of the number of Shares earned and the Change in Control Price and will be calculated and paid promptly following the date of the Change in Control, but in no event later than March 15 of the calendar year following the year in which the Change in Control occurs. To the extent the Plan provides for a right, exercisable by written notice to the Company within 60 days after a Change in Control, to receive an amount of cash in exchange for the cancellation or surrender of the Performance Shares, by accepting the Award, you shall be deemed irrevocably to have exercised such right to the extent applicable. Notwithstanding the foregoing, no acceleration of vesting, issuance of shares or other payment shall occur under the foregoing to the extent the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the Award shall be honored or assumed, or new rights substituted therefor (each such honored, assumed or substituted award hereinafter called an "Alternative Award"), by the Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must satisfy the conditions set forth in Section 17(d) of the Plan.
d.
In the event of a Change in Control after the end of the Performance Period and prior to the delivery of any Shares earned in respect of the Award, a Participant shall have the right to receive an amount of cash equal to the product of the number of Shares earned and the Change in Control Price.
5.
Dividends. Performance Shares as such will not entitle a Participant to receive dividend payments or dividend equivalent payments with respect to any Shares. However, at such time as the Company

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delivers Shares earned to a Participant, the Company will also deliver a number of Shares equal to the quotient obtained by dividing (a) the aggregate amount of cash dividends that the Company would have paid on the Shares earned over the course of the period commencing at the start of the Performance Period and ending on the date of delivery of the Shares earned had the Shares earned been outstanding on record dates for dividends during such period by (b) the Fair Market Value of the Shares on the date five business days prior to the date the Company delivers Shares earned to a Participant.
6.
Tax Matters.
a.
A Participant may defer the delivery of Shares that are issuable in respect of an Award pursuant to the Oshkosh Corporation Deferred Compensation Plan for Directors and Officers by delivering an election prior to the date the Award is approved.
b.
To satisfy the federal, state and local withholding tax obligations of a Participant arising in connection with an Award, the Company will withhold Shares otherwise issuable under the Award having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld will not exceed the total statutory maximum federal, state and local tax withholding obligations associated with the transaction. If the number of Shares to be withheld shall include a fractional share, then the number of Shares withheld shall be increased to the next higher whole number.
7.
Beneficiary. A Participant may from time to time designate in writing, in a manner acceptable to the Company, a beneficiary to receive payment under the Award after the Participant’s death.
8.
Award Agreement. This framework constitutes an award agreement relating to the Awards for purposes of the Plan.

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